UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Lucas GC Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 5A01, 4th Floor,

Air China Building, Xiaoyun Road,

Sanyuanqiao, Chaoyang District,

Beijing 100027, China

(Address of principal executive offices, zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Share, par value US$0.000005 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

333-270107

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment”) to the Registration Statement on Form 8-A amends the information set forth in Item 1 of the Registration Statement on Form 8-A filed by Lucas GC Limited (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on March 22, 2023 (File No. 001-41658).

No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Registrant’s ordinary shares to reflect a share subdivision.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

A subdivision of the Registrant’s ordinary shares became effective on May 29, 2023 (the “Share Subdivision”). Pursuant to the Share Subdivision, the amount of authorized share capital of the Registrant remains unchanged at US$50,000, while each of the Registrant’s issued and unissued ordinary shares, par value US$0.00001 per share (the “Ordinary Shares”), was automatically divided into two (2) shares, the number of Ordinary Shares that the Registrant is authorized to issue increased from 5,000,000,000 to 10,000,000,000, and the par value per share was reduced to US$0.000005 each. After the Share Subdivision, the Registrant’s Ordinary Shares will have the same proportional voting rights and will be identical in all other respects to the Ordinary Shares prior to the effectiveness of the Share Subdivision.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Memorandum and Articles of Association of Lucas GC Limited (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 filed with the SEC on May 31, 2023).

3.2	Form of Second Amended and Restated Memorandum and Articles of Association of Lucas GC Limited (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form F-1 filed with the SEC on October 27, 2023)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 27, 2023

Lucas GC Limited

By:	/s/ Howard Lee
Name:	Howard Lee
Title:	Chief Executive Officer and Director